Exhibit 10.17

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) to that certain Employment Agreement, dated August 22, 2016 (the “Agreement”) by and between William Ho (“Employee”) and Incysus Therapeutics, Inc. (the “Company”) is entered into as of this 6th day of November, 2019.

WHEREAS, Incysus, Inc., was merged into Incysus Therapeutics, Inc. as of August 13, 2019;

WHEREAS, on November 6, 2019 the Board of Directors of the Company (the “Board”) voted to adjust certain aspects of Employee’s compensation terms; and

WHEREAS, the parties wish to amend the Agreement to reflect the Board’s decision.

In consideration and in furtherance of your continued at-will employment with the Company, you and the Company agree as follows:

1.	All references in the Agreement to “Incysus, Inc.” shall hereafter refer to “Incysus Therapeutics, Inc.”.

2.	The below existing language in the Agreement shall be entirely replaced by the replacement language beneath it:

Existing language: “3.1 Salary. The Company shall pay Executive at a rate equal to $721.15 per week less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. Upon the Company’s close of the next round of funding after the date hereof that exceeds $10,000,000 in raised capital (a “Qualified Series A Financing”), the Company shall increase Executive pay such that Executive shall receive a base salary at the annualized rate of $250,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary may be adjusted from time to time in the Company’s discretion.”

Replacement language: “3.1 Salary. The Company shall pay Executive at an annualized rate of $250,000, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices (the “Base Salary”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary may be adjusted from time to time in the Company’s discretion. Upon the Company’s close of the next round of funding after the date hereof that equals or exceeds $20,000,000 in raised capital (a “Qualified Financing”), the Company shall increase Executive pay such that Executive shall receive (i) a Base Salary at the annualized rate of $350,000, (ii) a $150,000 cash bonus, and (iii) equity/options to be determined by the Board at the then 409(a) valuation, to be paid within 45 days after the closing of the Qualified Financing (the “Qualified Financing Bonus”).”

3.	The below existing language in the Agreement shall be entirely replaced by the replacement language beneath it:

Existing language: “5.1 Termination For Any Reason Prior To A Qualified Series A Financing; Termination For Cause Or Executive’s Resignation Following A Qualified Series A Financing. If (a) Executive’s employment is terminated for any reason, whether by the Company or by Executive, prior to a Qualified Series A Financing, or (b) following a Qualified Series A Financing, Executive’s employment is terminated by the Company for Cause (defined below) or Executive resigns for any reason, the Company shall pay Executive any earned but unpaid base salary accrued through the date of termination and all accrued but unused vacation, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.2 Termination Without Cause Following A Qualified Series A Financing. If, following a Qualified Series A Financing, Executive’s employment is terminated by the Company without Cause, then the Company shall pay Executive any earned but unpaid base salary accrued through the date of termination and all accrued but unused vacation, at the rates then in effect, less standard deductions and withholdings. In addition, subject to Section 5.6, Executive shall receive the following (the “Severance Benefits”):

(a)       The Company shall pay Executive, as severance, an amount equal to six months of Executive’s Base Salary at the time of termination; provided, however, that if the date of Executive’s termination is after January 1, 2018, the amount of severance paid to Executive by the Company shall increase from six months to twelve months. The amount specified in this Section 5.2(a) shall be paid to Executive in six (or twelve, as applicable) equal monthly installments beginning ten days following the effective date of the Release and will be subject to required withholding.

(b)       Vesting of Executive’s then-outstanding, unvested equity as of his employment termination date shall accelerate such that Executive shall be deemed vested in any additional equity that would have vested had Executive remained employed with the Company for an additional one year following the date of Executive’s employment termination (the “Acceleration.”) The Acceleration shall be determined as of the date of Executive’s employment termination, and shall not assume the achievement of any Company or performance based milestones following Executive’s employment termination date; provided, that if any such milestones are achieved within one year following the date of Executive’s employment termination, Executive shall be deemed vested in any additional equity that would have vested upon the occurrence of any such milestone at the time of occurrence.

Replacement language: “5.1 Termination For Cause Or Executive’s Resignation. If (a) Executive’s employment is terminated by the Company for Cause (defined below) or Executive resigns for any reason, the Company shall pay Executive any earned but unpaid base salary accrued through the date of termination and all accrued but unused vacation, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.2 Termination Without Cause. If, Executive’s employment is terminated by the Company without Cause, then the Company shall pay Executive any earned but unpaid base salary and bonuses accrued through the date of termination and all accrued but unused vacation, at the rates then in effect, less standard deductions and withholdings. In addition, subject to Section 5.6, Executive shall receive the following (the “Severance Benefits”):

(a)       The Company shall pay Executive, as severance, an amount equal to twelve months of Executive’s Base Salary at the time of termination. The amount specified in this Section 5.2(a) shall be paid to Executive in twelve equal monthly installments beginning ten days following the effective date of the Release and will be subject to required withholding.

(b)       Vesting of Executive’s then-outstanding, unvested equity as of his employment termination date shall accelerate such that Executive shall be deemed vested in any additional equity that would have vested had Executive remained employed with the Company for an additional one year following the date of Executive’s employment termination (the “Acceleration.”) The Acceleration shall be determined as of the date of Executive’s employment termination, and shall not assume the achievement of any Company or performance based milestones following Executive’s employment termination date; provided, that if any such milestones are achieved within one year following the date of Executive’s employment termination, Executive shall be deemed vested in any additional equity that would have vested upon the occurrence of any such milestone at the time of occurrence,

4.             A Section 6.5 shall be added and the below language shall be added beneath it:

Added language: “6.5 Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, CIIA, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://wwwjamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment and discrimination claims to the extent prohibited by applicable law that is not preempted by the FAA. A hard copy of the rules will be provided to Executive upon request. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by a federal court in the State of New York. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees, provided, however, that the prevailing party shall be entitled to recover its costs and expenses, including the costs of arbitration, mediation, litigation, arbitration fees, court fees, filing fees, and reasonable attorneys’ fees incurred in connection with such an action. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment or discrimination claims and is not preempted by the FAA, in the event Executive intends to bring multiple claims, including a sexual harassment or discrimination claim, the sexual harassment and/or discrimination claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.”

This Amendment may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties. Except as amended hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Incysus Therapeutics, Inc.		William Ho, an individual

By:	/s/ Travis Whitfill	/s/ William Ho
Name:	Travis Whitfill	William Ho
Title:	Director

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